JOANNA VARVOS PROFESSIONAL CORPORATION

83 Hawkcliff Way N.W.

Calgary, AB  T3G 2S3

(403) 241-9454

April 30, 2007

QSound Labs, Inc.

400 – 3115 12th Street NE

Calgary, AB T2E 7J2

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 30, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate 800,000 common shares (the “Shares”) as follows:

(a)

 50,000 Shares which may be issued pursuant to the Stock Option Agreement attached as an Exhibit to the Registration Statement (“Stock Option Agreement”); and

(b)

750,000 Shares which may be issued pursuant to the 2007 Equity Compensation Plan for Officers, Employees and Consultants attached as an Exhibit to the Registration Statement (“2007 Plan”).

We have reviewed the corporate actions and examined documents, corporate records and other instruments relating to the authorization of the Shares, and we are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the Stock Option Agreement and the 2007 Plan.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and Shares issued and paid for in the manner(s) described in the Stock Option Agreement and the 2007 Plan will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Yours truly,

/s/ Joanna Varvos

Joanna Varvos, Esq.